As filed with the Securities and Exchange Commission on June 14, 2021
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

SeaSpine Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3251758 (I.R.S. employer identification number)

5770 Armada Drive, Carlsbad, California (Address of principal executive offices)	92008 (Zip code)
________________

SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan
(Full title of the plan)
________________

John J. Bostjancic
Chief Financial Officer
SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, California 92008
(Name and address of agent for service)

(760) 438-7400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	500,000 shares (2)	$19.74 (3)	$9,870,000.00	$1,076.82
Total	500,000 shares	--	$9,870,000.00	$1,076.82

(1)    Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock that may become issuable under the plan covered by this registration statement by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s common stock.
(2)    On December 9, 2020, the board of directors of the registrant approved the issuance of an aggregate of an additional 500,000 shares of common stock under the SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan, subject to approval by the registrant’s stockholders.
(3)    Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) on the basis of the average of the high and the low prices of the common stock as reported on the Nasdaq Global Select Market on June 8, 2021.
The Registration Statement shall become effective automatically upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE
Pursuant to General Instruction E to Form S-8, the registrant is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register an additional 500,000 shares of common stock of the registrant under the SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan (together with previous versions of such plan, the “Plan”). In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the registrant’s registration statements on Form S-8 related to the Plan filed with the Commission on each of June 29, 2015 (File No. 333-205334) and November 6, 2018 (File No. 333-228217), except in each case for Item 8, Exhibits, and in each case as modified or superseded pursuant to Rule 412 under the Securities Act of 1933.
In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement for offers of common stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Patrick L. Keran, Esq., Senior Vice President, General Counsel of SeaSpine Holdings Corporation					X
23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of Patrick L. Keran (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page of this registration statement)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on June 14, 2021.

SEASPINE HOLDINGS CORPORATION

By:	/s/ John J. Bostjancic
John J. Bostjancic
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of SeaSpine Holdings Corporation hereby constitutes and appoints Keith C. Valentine and John J. Bostjancic, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any one or more amendments to any part of this registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act of 1933, as amended, to keep such registration statement effective or to terminate its effectiveness, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Keith C. Valentine	President, Chief Executive Officer and Director	June 14, 2021
Keith C. Valentine	(Principal Executive Officer)

/s/ John J. Bostjancic	Chief Financial Officer	June 14, 2021
John J. Bostjancic	(Principal Financial and Accounting Officer)

/s/ Kirtley C. Stephenson	Chairman of the Board	June 14, 2021
Kirtley C. Stephenson

/s/ Stuart M. Essig, Ph.D.	Lead Independent Director	June 14, 2021
Stuart M. Essig, Ph.D.

/s/ Keith Bradley, Ph.D.	Director	June 14, 2021
Keith Bradley, Ph.D.

/s/ Michael Fekete	Director	June 14, 2021
Michael Fekete

/s/ Renee Gaeta	Director	June 14, 2021
Renee Gaeta

/s/ John B. Henneman, III	Director	June 14, 2021
John B. Henneman, III

/s/ Shweta Singh Maniar	Director	June 14, 2021
Shweta Singh Maniar